Exhibit 99

Farmers & Merchants Bank
Establishes Equipment Leasing Division

Kent A. Steinwert, Chairman, President and Chief Executive Officer announced that Farmers & Merchants Bank has established an equipment leasing division that will operate under the trade name “F&M Capital”.

The U.S. equipment leasing sector provides over $700 billion of financing annually. Equipment leasing is a form of asset-backed financing which typically preserves cash more optimally than other financial products by advancing 100% of the installed equipment cost and allowing for customized payment terms.  Leases fall into one of two broad categories: (1) “finance leases”, where the lessee retains the tax benefits of ownership but obtains 100% financing on their equipment purchases and (2) “true tax leases”, where the lessor places significant reliance on residual value and in so doing obtains the tax benefits of ownership.

Steinwert stated, “As a Bank with a significant customer base in the agricultural, manufacturing, transportation, and processing industries, we believe that we are exceptionally well positioned to expand our traditional lending activities to include lease financing, and as a result:

•	Broaden existing relationships with loan and deposit customers who are leasing equipment through other finance channels.
•	Establish new relationships with customers who use lease financing and over time expand these relationships to include traditional loan and deposit products.

This should allow the Bank to increase earning assets, better manage our tax position and as a result improve overall profitability.”

Steinwert continued, “We are very pleased to announce that David Maurer, a seasoned financial professional with over 35 years of banking and leasing experience, has agreed to become Senior Vice President and Managing Director of F&M Capital.  In 2005 Dave established a start-up leasing company for a $25 billion dollar bank headquartered in Los Angeles which grew to have 8 employees and fund over $500 million in leased assets.  Dave Maurer has the expertise required to lead F&M Bank’s entrance into this important market.”

For information regarding F&M Capital, please call Dave Maurer at 209-269-7992.

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Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California’s Great Central Valley through 24 convenient locations from Sacramento to Merced.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes and financial and regulatory policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.